EXHIBIT 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

BiondVax Pharmaceuticals Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)		Fee Rate		Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, no par value per share (“Ordinary Shares”), represented by American Depositary Shares (“ADSs”) (3)	Rule 457(o)			US$	12,500,000	US$	0.0000927	US$	1,159
	Equity	Ordinary Shares, no par value (4)	Rule 457(o)			US$	1,875,000	US$	0.0000927	US$	1741

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					US$	14,375,000			US$	1,333
	Total Fees Previously Paid									US$
	Total Fee Offsets
	Net Fee Due									US$	1,333

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional securities that may be issued because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and similar transactions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	American depositary shares evidenced by American depositary receipts issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-203333). Each American depositary share represents forty (40) ordinary shares.

(4)	Ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their over-allotment option.